Ex. 9(b)(ii)


                         NEUBERGER & BERMAN INCOME TRUST
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


The Series of Neuberger & Berman Income Trust currently subject to this Agreement is as follows:

Neuberger & Berman Limited Maturity Bond Trust



DATED:  March 2, 1998